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                                                               EXHIBIT (a)(1)(v)

          NOTICE OF ELECTION TO WITHDRAW OPTIONS FROM OFFER TO PURCHASE

If you previously elected to accept the Russ Berrie and Company, Inc.'s Offer to Purchase Specified Options, and you would like to change your election and reject the offer, you must sign this Notice (or otherwise provide written notice containing the required information) and return it to Sue Bach (Finance Dept.) at the Company before 5:01 P.M., Eastern Time, on June 29, 2004, unless the offer is extended.

To the Company:

I previously received a copy of the Offer to Purchase Specified Options and the Letter of Transmittal. I signed and returned the Letter of Transmittal, in which I elected to accept the Company's Offer to Purchase Specified Options. I now wish to change that election and reject the Company's Offer to Purchase Specified Options with respect to the Options identified below. I further understand, that by signing this Notice and delivering it to Sue Bach (Finance Dept.) at the Company, I will be able to withdraw my acceptance of the offer with respect to the Options identified below and reject the Offer to Purchase Specified Options instead. I have read and understand all of the terms and conditions of the Offer to Purchase Specified Options.

By rejecting the Offer to Purchase Specified Options, I understand that I will not receive any cash for such Options and I will retain my Options previously tendered with their existing exercise price and vesting schedule. These Options will continue to be governed by the stock option plan under which they were granted and the existing option agreements between the Company and me.

I hereby elect to withdraw the following Options from the offer (if no specification is made, all Options previously-tendered will be withdrawn from the Offer to Purchase Specified Options):

                                              OPTION GRANT       NUMBER OF OPTIONS      OPTION EXERCISE
                                                  DATE               WITHDRAWN               PRICE
                                              ------------       -----------------      ---------------
Option granted on
Option granted on
Option granted on
Option granted on

Please attach additional pages if more space is required.

I have completed and signed the following exactly as my name appears on the option agreement governing the grant of the foregoing options.

_______________________________________           ______________________________
       OPTIONEE'S SIGNATURE                                    DATE

_______________________________________
         OPTIONEE'S NAME